UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2012

Two Harbors Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-34506	27-0312904
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 150

Minnetonka, MN 55305

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (612) 629-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

At-the-Market Offering

From May 25, 2012 to July 11, 2012, we sold 7,585,869 shares of our common stock pursuant to our at-the-market offering program for net proceeds of approximately $77.6 million, after deducting sales agent compensation and estimated offering expense.

Real Property Investment

In the second quarter of 2012, as part of the on-going diversification of our business model, we acquired additional residential real properties in various metropolitan areas across the United States. Currently, we own or have agreements to acquire residential real properties with an aggregate purchase price of approximately $100 million.

Portfolio and Market Update

Our GAAP book value per diluted common share was $9.67 at March 31, 2012. Our book value has increased modestly as of the end of the second quarter of 2012.

Core earnings for the second quarter of 2012 were negatively affected by costs associated with our hedging strategy used to protect book value, the timing of capital deployment from our February capital raise and lower net interest spreads in available target assets in recent months when deploying our reinvestment capital. Furthermore, consistent with past practice we will determine the amount of our future dividends based on a variety of factors, including taxable earnings per common share, estimated operating results and financial condition for the quarter, REIT requirements, and such other factors as our board of directors deems to be relevant.

We believe that yields and net interest spreads on Agency and Non-Agency RMBS that are currently available for investment are generally lower than what we have historically realized in our portfolio. Consequently, we may not be able to deploy the proceeds from this offering in target assets that result in yields and net interest spreads that are as favorable as those in our existing portfolio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO HARBORS INVESTMENT CORP.

By:	/s/ Rebecca B. Sandberg
Rebecca B. Sandberg
Secretary and Deputy General Counsel

Date: July 12, 2012